Exhibit 10.7

200 Powder Mill Road Experimental Station E400/3213 Wilmington, DE 19803

March 21, 2019

Andrew P. Combs

Dear Andy:

On behalf of Prelude Therapeutics Incorporated (“Prelude”), I am pleased to confirm our offer to you for the position of Executive Vice President and Head of Chemistry subject to the terms and conditions outlined in this offer letter. The terms of your employment will be as follows:

Position and Duties

Beginning on April 1, 2019, you will serve as Executive Vice President and Head of Chemistry reporting to Kris Vaddi, Chief Executive Officer and will perform your services at our Prelude’s offices at the Experimental Station in Wilmington, Delaware, except when you will be required to travel for business purposes. Notwithstanding the foregoing, you will be permitted to: (1) manage your personal passive investments and (2) remain on the scientific advisory boards or equivalent bodies of Boston University CMD, University of Delaware Cobre, and University of Pittsburg Wipf Chemistry, in each case, so long as they do not interfere with the performance of your duties to the Company or violate any other agreement to which you are now, or hereafter may become, party to with the Company.

Base Salary

Your annual base salary will be $250,000, paid in periodic installments in accordance with Prelude’s payroll policies. You will first become eligible to be considered for a merit increase in January 2020. Salary adjustments are in the discretion of the Company and are based upon a variety of factors including, without limitation, Company performance, individual performance, and competitive salaries. All payments made to you shall be subject to applicable tax withholdings and deductions.

Bonus

You will be eligible to participate in the Company’s performance bonus program. The target bonus for your position is 35% of your base salary (pro-rated in your initial year of hire). The amount of your actual bonus will be based primarily upon your achievement of individual performance objectives and the Company’s meeting corporate targets, each as established by the Chief Executive Officer or the Board of Directors. The performance bonus (if any) generally shall be paid within three months after year-end. In order to receive a performance bonus, you must be employed by the Company on the bonus payment date.

Restricted Stock Award

You will be awarded 300,000 shares of restricted common stock of Prelude, subject to Board approval. Subject to continuing employment, the shares will vest over four years from the date of grant, 25% of the total will vest on each of the first, second third and fourth anniversary of the date of grant. Such restricted stock grant, if approved, will be subject to the terms and conditions established within the Company’s Equity Plan and a separate stock grant agreement between you and the Company that sets forth the terms of the grant (e.g., number of shares, expiration date, and vesting schedule).

Benefits

You will be eligible to participate in the employee benefit plans that Prelude generally makes avail able to its full-time employees, subject to the terms and conditions of such plans, to the extent adopted and in effect after the date hereof. Prelude will reimburse the employees 80% of the cost of the premium for health insurance to cover medical and dental coverages, if needed. Furthermore, you will be eligible for 20 days of paid time off (PTO) each year. For 2019, your PTO allotment will be prorated based on your hire date. Upon the termination of your employment for any reason, Prelude will pay you for any accrued but unused PTO time.

Conditions

This offer, and your employment pursuant to this offer, is conditioned upon the following:

•	Your return of this signed, unmodified letter to me no later than March 22 , 2019.

•	Your ability to start work with Prelude on or before April 1, 2019.

•	Your execution of, and ongoing compliance with, the terms of a Confidentiality, Restrictive Covenant and Inventions Assignment Agreement.

•

Your delivery of and satisfactory review by Prelude of any restrictive covenant agreements to which you are subject, including any agreement containing non-competition restrictions or other provisions that would in any way preclude you from accepting this offer and working for Prelude or that would limit such employment.

•

Verification of your right to work in the United States. The 1986 Immigration Reform and Control Act required U.S. employers to ensure that all candidates for employment are legally authorized to work in the country. Therefore, you must furnish identification proving US Citizenship or authorization to work in the US.

All employees of Prelude are employed on an at-will basis, which means that either you or Prelude may terminate your employment by Prelude at any time. Our offer should not be construed as a guarantee of employment for any specific duration.

If you have any questions regarding this offer, please contact me. If not, please sign this letter to indicate your acceptance of the offer and return it to me by March 22, 2019.

We look forward to you accepting this offer and building a mutually rewarding relationship at Prelude.

Sincerely,

/s/ Kris Vaddi
Kris Vaddi
Chief Executive Officer Prelude Therapeutics

Agreed and accepted, this 28th day of March, 2019

By: /s/ Andrew P. Combs